Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
THIRD QUARTER FINANCIAL RESULTS

Declares Dividend of $0.78 per share for Q3 2022
Represents a 56% Increase from Q2 2022
and the 13th Consecutive Quarterly Dividend

New York, New York, November 9, 2022 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today reported its financial results for the three months and nine months ended September 30, 2022.

The following financial review discusses the results for the three months and nine months ended September 30, 2022 and September 30, 2021.

Third Quarter 2022 and Year-to-Date Highlights

•	Declared a $0.78 per share dividend for the third quarter of 2022, an increase of 56% compared to the second quarter of 2022
o	Q3 2022 dividend represents an annualized yield of 21% on Genco’s closing share price on November 8, 2022
•	Q3 2022 dividend marks the Company’s 13th consecutive quarterly payout, reflecting cumulative dividends totaling $3.795 per share
o	Last four quarters of dividends declared, total $2.74 per share or a yield of 19%
o	Q3 2022 dividend is payable on or about November 28, 2022 to all shareholders of record as of November 21, 2022
•	Prepaid $8.75 million of debt on a voluntary basis during Q3 2022, to reduce our debt to $179.8 million
o	Net loan-to-value of 11%[1] as of November 8, 2022
o	Since the start of 2021, we have paid down $269.5 million or 60% of our debt
•	Recorded net income of $40.8 million for the third quarter of 2022
o	Basic and diluted earnings per share of $0.96 and $0.95, respectively
o	Adjusted net income of $42.7 million or $1.00 basic and diluted earnings per share, which excludes $1.9 million of unrealized losses on bunker fuel hedges
•	Voyage revenues totaled $136.0 million and net revenue[2] (voyage revenues minus voyage expenses, charter hire expenses and realized gains or losses on fuel hedges) totaled $89.8 million during Q3 2022

o	Our average daily fleet-wide time charter equivalent, or TCE[2], for Q3 2022 was $23,624, our sixth straight quarter with a TCE greater than $20,000 per day
o	We estimate our TCE to date for Q4 2022 to be $20,451 for 77% of our owned fleet available days, based on both period and current spot fixtures
•	Recorded adjusted EBITDA of $60.3 million during Q3 2022[2]
•	Increased our liquidity position to $287.4 million as of September 30, 2022, including:
o	$71.5 million of cash on the balance sheet
o	$215.9 million of revolver availability

John C. Wobensmith, Chief Executive Officer, commented, “During the third quarter, we generated strong earnings driven by our sixth consecutive quarter of TCE exceeding $20,000 per day together with lower expense levels. Prudent cargo coverage taken during the second quarter resulted in significant benchmark freight outperformance during Q3 2022. Indicatively, our Ultramax and Supramax TCE during Q3 2022 was approximately $7,000 per day higher than the Baltic Supramax Index average for the quarter. The combination of these factors enabled us to increase our quarterly dividend by 56% on a sequential basis. Since implementing our value strategy, we have declared dividends of $2.74 per share over the last four quarters, delivering on our commitment to return substantial capital to shareholders. Based on our meaningful earnings power, combined with our proactive debt repayments and reduction of our cash breakeven levels, we remain well positioned to provide shareholders with sizeable dividends over the long-term through diverse rate environments.”

Mr. Wobensmith, continued, “Looking ahead, our estimated fourth quarter TCE based on fixtures to date remains strong at $20,451 per day well above current spot rates of approximately $13,500 per day for Capesize and Supramax vessels. We also expect our low cash flow breakeven rates to continue to be a core differentiator for Genco and support our ability to continue to execute our value strategy for the remainder of 2022 and into 2023 as we take advantage of our sizeable and leading drybulk platform for the benefit of shareholders.”

1 Represents the principal amount of our credit facility debt outstanding less our cash and cash equivalents as of September 30, 2022 divided by estimates of the market value of our fleet as of November 8, 2022 from VesselsValue.com.  The actual market value of our vessels may vary.

2 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see Summary Consolidated Financial and Other Data below for a further reconciliation.

Comprehensive Value Strategy

Genco’s comprehensive value strategy is centered on three pillars:
•	Dividends: paying sizeable quarterly cash dividends to shareholders
•	Deleveraging: through voluntary debt prepayments to maintain low financial leverage, and
•	Growth: opportunistically growing the Company’s asset base

We believe this strategy is a key differentiator for Genco and will drive shareholder value over the long-term. We therefore believe Genco has created a compelling risk-reward balance positioning the Company to pay a sizeable quarterly dividend across diverse market environments. At the same time, we also maintain significant flexibility to grow the fleet through accretive vessel acquisitions. Key characteristics of our unique platform include:
•	Industry low cash flow breakeven rate
•	Net loan-to-value of 11% as of November 8, 2022
•	Strong liquidity position of $287.4 million consisting of cash and our undrawn revolver as of September 30, 2022
•	High operating leverage with our scalable fleet across the major and minor bulk sectors

In 2022 to date, Genco has taken the following steps in line with our corporate strategy:
•	Dividends: declared dividends totaling $2.07 per share for the first nine months of 2022
•	Deleveraging: paid down $66.3 million of debt through September 2022. Since the beginning of 2021, we have paid down $269.5 million or 60% of our debt
•	Growth: completed the acquisition of two high quality, fuel efficient Ultramax vessels in January 2022
•	Securing revenue: opportunistically fixed various period time charterers to secure cash flows and de-risk recent acquisitions as shown in the following table:

Vessel	Type	DWT	Year Built	Rate	Duration	Min Expiration
Baltic Wolf	Capesize	177,752	2010	$30,250	22-28 months	Jun-23
Genco Maximus	Capesize	169,025	2009	$27,500	24-30 months	Sep-23
Genco Mary	Ultramax	61,085	2022	$31,500	6-8 months	Nov-22
Genco Freedom	Ultramax	63,671	2015	$23,375	20-23 months	Mar-23
Baltic Scorpion	Ultramax	63,462	2015	$30,500	10-13 months	Mar-23
Baltic Hornet	Ultramax	63,574	2014	$24,000	20-23 months	Apr-23
Baltic Wasp	Ultramax	63,389	2015	$25,500	23-25 months	Jun-23

Genco Claudius	Capesize	169,001	2010	94% of BCI + scrubber premium	11-14 months	Jan-23
Genco Resolute	Capesize	181,060	2015	121% of BCI + scrubber premium	11-14 months	Jan-23
Genco Defender	Capesize	180,021	2015	121% of BCI + scrubber premium	11-14 months	Feb-23

Our debt outstanding as of September 30, 2022 was $179.8 million. In Q3 2022, we voluntarily paid down debt totaling $8.75 million, in line with our run rate quarterly voluntary debt repayment. Importantly, we have no mandatory debt amortization payments until 2026 when the facility matures. Regardless of this favorable mandatory amortization schedule, we plan to continue to voluntarily pay down our debt with the medium-term objective of reducing our net debt to zero and a longer-term goal of zero debt.

Dividend Policy

For the third quarter of 2022, Genco declared a cash dividend of $0.78 per share. This represents the third full quarterly dividend under our comprehensive value strategy utilizing our run rate voluntary quarterly debt repayment of $8.75 million and fourth dividend payment under our value strategy overall. The cumulative dividends declared under our value strategy to date are $2.74 per share.

Under the quarterly dividend policy adopted by our Board of Directors, the amount available for quarterly dividends is to be calculated based on the formula in the table below. The table includes the calculation of the actual Q3 2022 dividend and estimated amounts for the calculation of the dividend for Q4 2022:

Dividend calculation	Q3 2022 actual	Q4 2022 estimates
Net revenue	$89.85	Fixtures + market
Operating expenses	(29.48)	(29.39)
Operating cash flow	$60.37
Less: debt repayments	(8.75)	(8.75)
Less: capex for dydocking/BWTS/ESDs	(7.76)	(7.68)
Less: reserve	(10.75)	(10.75)
Cash flow distributable as dividends	$33.11	Sum of the above
Number of shares to be paid dividends	42.6	42.6
Dividend per share	$0.78
Numbers in millions except per share amounts

For purposes of the foregoing calculation, operating cash flow is defined as net revenue (consisting of voyage revenue less voyage expenses, charter hire expenses, and realized gains or losses on fuel hedges), less operating expenses (consisting of vessel operating expenses, general and administrative expenses other than non-cash restricted stock expenses, technical management fees, and interest expense other than non-cash deferred financing costs).

Key Q3 2022 dividend items: during the third quarter of 2022, we paid down $8.75 million of debt on a voluntary basis, representing our run rate voluntary quarterly debt repayment. This amount was deducted from operating cash flow in our third quarter dividend payment. Drydocking, ballast water treatment system and energy saving device costs related to six vessels that drydocked during the third quarter compared to eight vessels that drydocked during the previous quarter. Furthermore, our reserve for Q3 2022 was $10.75 million as previously announced in advance. Anticipated uses for the reserve include, but are not limited to, vessel acquisitions, debt repayments, and general corporate purposes. In order to set aside funds for these purposes, we plan to set the reserve on a quarterly basis for the subsequent quarter, and it is anticipated to be based on future quarterly debt repayments and interest expense.

Q4 2022 reserve: the quarterly reserve for the fourth quarter of 2022 is expected to be $10.75 million. The reserve was determined based on voluntary debt repayments anticipated to be made in Q4 2022 as well as estimated cash interest expense on our debt and remains subject to our Board of Directors’ discretion. The quarterly debt repayment and reserve will be reassessed on a quarterly basis in advance by the Board of Directors and management. Estimated expenses, debt repayments, and capital expenditures for Q4 2022 are estimates presented for illustrative purposes. Maintaining a quarterly reserve as well as optionality for the uses of the reserve are important factors of our corporate strategy that are intended to allow Genco to retain liquidity to take advantage of a variety of market conditions.

The Board expects to reassess the payment of dividends as appropriate from time to time. The quarterly dividend policy and declaration and payment of dividends are subject to legally available funds, compliance with law and contractual obligations and the Board of Directors’ determination that each declaration and payment is at the time in the best interests of the Company and its shareholders. Our quarterly dividend policy and declaration and payment of dividends are subject to legally available funds, compliance with applicable law and contractual obligations (including our credit facilities) and the Board of Directors’ determination that each declaration and payment is at the time in the best interests of the Company and its shareholders after its review of our financial performance.

Genco’s Active Commercial Operating Platform and Fleet Deployment Strategy

Overall, we utilize a portfolio approach towards revenue generation through a combination of short-term, spot market employment as well as opportunistically booking longer term coverage. Our fleet deployment strategy currently remains weighted towards short-term fixtures, which provide us with optionality on our sizeable fleet. Our barbell approach towards fleet composition enables Genco to gain exposure to both the major and minor bulk commodities with a fleet whose cargoes carried align with global commodity trade flows. This approach continues to serve us well given the upside potential in major bulk rates together with the relative stability of minor bulk rates.

Based on current fixtures to date, our estimated TCE to date for the fourth quarter of 2022 on a load-to-discharge basis is presented below. Our estimated Q4 TCE based on current fixture points to yet another strong quarter at levels significantly higher than our breakeven rates. Over the last year, we selectively booked period time charter coverage for up to two years on various Capesize and Ultramax vessels. We view these fixtures as part of our portfolio approach to fixture activity and prudent to take advantage of in the firm freight rate environment.

Estimated net TCE - Q4 2022 to Date
Vessel Type	Period	Spot	Fleet-wide	% Fixed
Capesize	$26,883	$18,367	$19,790	74%
Ultramax/Supramax	$24,690	$19,762	$20,828	79%
Fleet-wide	$25,360	$19,236	$20,451	77%

Given several of our vessels are on fixed rate period time charters, we have provided a TCE breakout of the period time charters as well as the spot trading fixtures in the fourth quarter to date. Actual rates for the fourth quarter will vary based upon future fixtures. We have approximately seven Capesize vessels coming open in the coming weeks, a portion of which we plan to ballast to the Atlantic basin.

Financial Review: 2022 Third Quarter

The Company recorded net income for the third quarter of 2022 of $40.8 million, or $0.96 and $0.95 basic and diluted earnings per share, respectively. Adjusted net income of $42.7 million or $1.00 basic and diluted earnings per share, which excludes a $1.9 million unrealized loss on bunker fuel hedges which relate to derivative instruments used to hedge our fuel exposure on forward cargoes and were a result of volatile fuel prices during the quarter as a result of macro events including but not limited to the war in the Ukraine, China’s COVID-policies and inflation. The bunker fuel and oil markets remain highly volatile and subject significant fluctuations in fuel pricing. Comparatively, for the three months ended September 30, 2021, the Company recorded net income and adjusted net income of $57.1 million, or $1.36 and $1.34 basic and diluted earnings per share, respectively.

The Company’s revenues decreased to $136.0 million for the three months ended September 30, 2022, as compared to $155.3 million recorded for the three months ended September 30, 2021, primarily due to lower rates achieved by our major bulk vessels, partially offset by a net increase in revenue earned by our minor bulk vessels primarily due to the delivery of six Ultramax vessels. The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $23,624 per day for the three months ended September 30, 2022 as compared to $29,287 per day for the three months ended September 30, 2021. During the third quarter of 2022, the drybulk freight market softened as compared to the prior quarter driven by rolling COVID-related lockdowns in China as well as lower Brazilian iron ore export volumes together with an easing in port congestion. Currently, the freight market has rebounded from the August lows and stands at firm levels for both Capesize and Supramax vessels.

Voyage expenses were $39.5 million for the three months ended September 30, 2022 compared to $37.8 million during the prior year period. This increase was primarily due to higher bunker consumption for our minor bulk vessels. Vessel operating expenses increased to $22.1 million for the three months ended September 30, 2022 from $21.8 million for the three months ended September 30, 2021. The increase is explained in the subsequent paragraph. General and administrative expenses increased to $5.9 million for the third quarter of 2022 compared to $5.7 million for the third quarter of 2021, primarily due to an increase in non-cash stock amortization expenses, partially offset by lower legal and professional fees. Depreciation and amortization expenses increased to $15.6 million for the three months ended September 30, 2022 from $14.2 million for the three months ended September 30, 2021, primarily due to an increase in drydocking amortization expense for the major bulk vessels that completed their respective drydockings during the nine months ended September 30, 2022.

Daily vessel operating expenses, or DVOE, amounted to $5,457 per vessel per day for the third quarter of 2022 compared to $5,833 per vessel per day for the third quarter of 2021. The decrease was primarily due to lower crew costs, including COVID-19 related expenses, as we have transitioned our crews from Chinese to Indian and Filipino crews. In addition, our spares and stores expenses were lower for the third quarter of 2022 as compared to the same period in 2021 and partially offset by higher repair and maintenance as well as lube costs. Overall, despite a 25% decline in vessel operating expenses as compared to Q2 2022, the operating environment with regards to costs remains challenging given various macroeconomic factors mentioned above while we continue to invest in our fleet. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers, our DVOE budget for the fourth quarter of 2022 is $5,150 per vessel per day on a fleet-wide basis including an estimate for COVID-19 related expenses. However, the potential impacts of COVID-19 and the war in Ukraine are unpredictable, and the actual amount of our DVOE could be higher or lower than budgeted as a result.

Apostolos Zafolias, Chief Financial Officer, commented, “During the third quarter, we furthered our strategy to create a unique drybulk vehicle with an attractive risk-reward profile. We continued to voluntarily prepay debt and strengthen our balance sheet, as we advanced our medium-term objective of reducing net debt to zero. Since 2021 we reduced our debt position by close to $270 million, representing a 60 percent reduction and are pleased to have further improved our leading net loan to value which now stands at 11%1. As we head into the fourth quarter, our strong balance sheet and low break-even levels support the continued execution under the three pillars of our value strategy.”

Financial Review: Nine Months 2022

The Company recorded net income of $129.9 million or $3.07 and $3.03 basic and diluted earnings per share for the nine months ended September 30, 2022, respectively. Adjusted net income of $130.0 million or $3.07 and $3.03 basic and diluted earnings per share, which excludes a $0.1 million unrealized gain on bunker fuel hedges. This compares to net income of $91.2 million or $2.17 and $2.14 basic and diluted earnings per share for the nine months ended September 30, 2021. Revenues increased to $410.0 million for the nine months ended September 30, 2022 compared to $363.9 million for the nine months ended September 30, 2021, primarily due to higher rates achieved by our minor bulk vessels, partially offset by lower revenue earned by our major bulk vessels primarily due to a decrease in available days due to scheduled drydockings. Voyage expenses increased to $110.4 million for the nine months ended September 30, 2022 from $109.6 million for the same period in 2021. TCE rates obtained by the Company increased to $25,425 per day for the nine months ended September 30, 2022 from $20,761 per day for the nine months ended September 30, 2021. Total operating expenses for the nine months ended September 30, 2022 and 2021 were $273.5 million and $255.9 million, respectively. General and administrative expenses for the nine months ended September 30, 2022 increased to $18.3 million as compared to the $17.6 million in the same period of 2021 primarily due to an increase in non-cash stock amortization expense and travel related expenditures, partially offset by lower legal and professional fees. DVOE was $6,545 for the year-to-date period in 2022 versus $5,286 in 2021. The increase in daily vessel operating expense was due to COVID-19 related expenditures and higher crew related expenses. As we completed the transition of vessels to our new technical management joint venture through the first half of the year, higher repair and maintenance costs on certain vessels, and, to a lesser degree, an increase in the purchase of initial stores and spare parts and general inflationary pressures, also contributed to this increase. EBITDA for the nine months ended September 30, 2022 amounted to $180.6 million compared to $145.4 million during the prior period. During the nine months of 2022 and 2021, EBITDA included losses on sale of vessels and debt extinguishment, as well as gains and losses on unrealized fuel hedges. Excluding these items, our adjusted EBITDA would have amounted to $180.7 million and $150.6 million, for the respective periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the nine months ended September 30, 2022 and 2021 was $153.4 million and $135.0 million, respectively. This increase in cash provided by operating activities was primarily due to higher rates achieved by our minor bulk vessels partially offset by lower revenue earned by our major bulk vessels and changes in working capital, as well as a decrease in interest expense.  These increases in cash provided by operating activities were partially offset by an increase in drydocking costs incurred.

Net cash used in investing activities for the nine months ended September 30, 2022 and 2021 was $53.5 million and $77.3 million, respectively. This decrease was primarily due to a $62.3 million decrease in the purchase of vessels. The purchase of vessels during the nine months ended September 30, 2022 is primarily as a result of the delivery of two Ultramax vessels that delivered during the first quarter of 2022.  The purchase of vessels during the nine months ended September 30, 2021 primarily includes the purchase prices of four Ultramax vessels that delivered during the third quarter of 2021, as well as deposits made for the two aforementioned Ultramax vessels that delivered during the first quarter of 2022.  This decrease was partially offset by a $36.7 million decrease in net proceeds from the sale of vessels as there were no vessels sold during the nine months ended September 30, 2022.

Net cash used in financing activities during the nine months ended September 30, 2022 and 2021 was $149.0 million and $156.9 million, respectively.  The decrease was primarily due to the refinancing of our prior credit facilities with the $450 Million Credit Facility on August 31, 2021.  During the nine months ended September 30, 2022, the decrease in total net cash used in financing activities related to our credit facilities was $78.0 million as compared to the same period in 2021.  Additionally, there was a $5.5 million decrease in deferred financing costs paid in relation to the $450 Million Credit Facility during the nine months ended September 30, 2022.  These decreases were partially offset by a $75.5 million increase in the payment of dividends during the nine months ended September 30, 2022 as compared to the same period during 2021.

Capital Expenditures

As of November 9, 2022, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, 15 Ultramax and 12 Supramax vessels with an aggregate capacity of approximately 4,636,000 dwt and an average age of 10.7 years.

In addition to acquisitions that we may undertake, we will incur additional capital expenditures due to special surveys and drydockings. Furthermore, we plan to upgrade a portion of our fleet with energy saving devices and apply high performance paint systems to our vessels in order to reduce fuel consumption and emissions. We estimate our capital expenditures related to drydocking, including capitalized costs incurred during drydocking related to vessel assets and vessel equipment, ballast water treatment system costs, fuel efficiency upgrades and scheduled off-hire days for our fleet for 2022 and 2023 to be:

	Q4 2022	2023
Estimated Drydock Costs (1)	$5.5 million	$4.8 million
Estimated BWTS Costs (2)	$0.5 million	$0.5 million
Estimated Fuel Efficiency Upgrade Costs (3)	$1.7 million	$0.4 million
Total Estimated Costs	$7.7 million	$5.7 million
Estimated Offhire Days (4)	99	139

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash on hand. These costs do not include drydock expense items that are reflected in vessel operating expenses.

(2) Estimated costs associated with the installation of ballast water treatment systems is expected to be funded with cash on hand.

(3) Estimated costs associated with the installation of fuel efficiency upgrades are expected to be funded with cash on hand.

(4) Actual length will vary based on the condition of the vessel, yard schedules and other factors. The estimated offhire days per sector scheduled for Q4 2022 consists of 79 days for three Capesizes and 20 days for one Ultramax.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended September 30, 2022	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$135,970	$155,252	$409,961	$363,851
Total revenues	135,970	155,252	409,961	363,851

Operating expenses:
Voyage expenses	39,496	37,797	110,420	109,572
Vessel operating expenses	22,090	21,788	78,567	59,622
Charter hire expenses	6,952	8,644	19,633	22,405
General and administrative expenses (inclusive of nonvested stock amortization expense of $0.8 million, $0.6 million, $2.4 million and $1.7 million respectively)	5,911	5,659	18,334	17,616
Technical management fees	761	1,631	2,378	4,400
Depreciation and amortization	15,582	14,200	44,162	41,409
Loss on sale of vessels	-	159	-	894
Total operating expenses	90,792	89,878	273,494	255,918

Operating income	45,178	65,374	136,467	107,933

Other (expense) income:
Other (expense) income	(2,146)	84	617	440
Interest income	292	25	377	144
Interest expense	(2,276)	(3,943)	(6,923)	(12,955)
Loss on debt extinguishment	-	(4,408)	-	(4,408)
Other expense, net	(4,130)	(8,242)	(5,929)	(16,779)

Net income	$41,048	$57,132	$130,538	$91,154

Less: Net income attributable to noncontrolling interest	220	-	639	$-

Net income attributable to Genco Shipping & Trading Limited	$40,828	$57,132	$129,899	$91,154

Earnings per share - basic	$0.96	$1.36	$3.07	$2.17

Earnings per share - diluted	$0.95	$1.34	$3.03	$2.14

Weighted average common shares outstanding - basic	42,529,865	42,095,211	42,361,797	42,047,115

Weighted average common shares outstanding - diluted	42,881,541	42,750,836	42,915,240	42,548,187

	September 30, 2022	December 31, 2021
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$65,532	$114,573
Restricted cash	5,643	5,643
Due from charterers, net	25,866	20,116
Prepaid expenses and other current assets	10,817	9,935
Inventories	32,181	24,563
Fair value of derivative instruments	5,724	-
Total current assets	145,763	174,830

Noncurrent assets:
Vessels, net of accumulated depreciation of $290,291 and $253,005, respectively	1,014,154	981,141
Deposits on vessels	-	18,543
Deferred drydock, net	31,282	14,275
Fixed assets, net	8,125	7,237
Operating lease right-of-use assets	4,435	5,495
Restricted cash	315	315
Fair value of derivative instruments	1,659	1,166
Total noncurrent assets	1,059,970	1,028,172

Total assets	$1,205,733	$1,203,002

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$38,831	$29,956
Deferred revenue	14,464	10,081
Current operating lease liabilities	2,025	1,858
Total current liabilities	55,320	41,895

Noncurrent liabilities
Long-term operating lease liabilities	4,652	6,203
Long-term debt, net of deferred financing costs of $6,505 and $7,771, respectively	173,245	238,229
Total noncurrent liabilities	177,897	244,432

Total liabilities	233,217	286,327

Commitments and contingencies

Equity:
Common stock	423	419
Additional paid-in capital	1,621,185	1,702,166
Accumulated other comprehensive income	7,105	825
Accumulated deficit	(656,924)	(786,823)

Total Genco Shipping & Trading Limited shareholders' equity	971,789	916,587
Noncontrolling interest	727	88
Total equity	972,516	916,675

Total liabilities and equity	$1,205,733	$1,203,002

	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net income	$130,538	$91,154
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44,162	41,409
Amortization of deferred financing costs	1,268	3,110
Amortization of fair market value of time charters acquired	-	(2,043)
Right-of-use asset amortization	1,060	1,037
Amortization of nonvested stock compensation expense	2,356	1,670
Loss on sale of vessels	-	894
Loss on debt extinguishment	-	4,408
Amortization of premium on derivative	63	153
Interest rate cap premium payment	-	(240)
Insurance proceeds for protection and indemnity claims	709	913
Change in assets and liabilities:
Increase in due from charterers	(5,750)	(9,078)
Increase in prepaid expenses and other current assets	(1,421)	(193)
Increase in inventories	(7,618)	(2,139)
Increase in accounts payable and accrued expenses	7,344	1,111
Increase in deferred revenue	4,383	6,020
Decrease in operating lease liabilities	(1,384)	(1,314)
Deferred drydock costs incurred	(22,262)	(1,885)
Net cash provided by operating activities	153,448	134,987

Cash flows from investing activities
Purchase of vessels and ballast water treatment systems, including deposits	(50,879)	(113,199)
Purchase of scrubbers (capitalized in Vessels)	-	(193)
Purchase of other fixed assets	(2,929)	(901)
Net proceeds from sale of vessels	-	36,696
Insurance proceeds for hull and machinery claims	293	295
Net cash used in investing activities	(53,515)	(77,302)

Cash flows from financing activities
Proceeds from the $450 Million Credit Facility	-	350,000
Repayments on the $450 Million Credit Facility	(66,250)	(45,000)
Repayments on the $133 Million Credit Facility	-	(114,940)
Repayments on the $495 Million Credit Facility	-	(334,288)
Cash dividends paid	(82,713)	(7,175)
Payment of deferred financing costs	(11)	(5,474)
Net cash used in financing activities	(148,974)	(156,877)

Net decrease in cash, cash equivalents and restricted cash	(49,041)	(99,192)

Cash, cash equivalents and restricted cash at beginning of period	120,531	179,679
Cash, cash equivalents and restricted cash at end of period	$71,490	$80,487

Three Months Ended September 30, 2022
Net Income Reconciliation	(unaudited)
Net income attributable to Genco Shipping & Trading Limited	$40,828
+ Unrealized loss on fuel hedges	1,871
Adjusted net income	$42,699

Earnings per share - basic	$1.00
Earnings per share - diluted	$1.00

Weighted average common shares outstanding - basic	42,529,865
Weighted average common shares outstanding - diluted	42,881,541

Weighted average common shares outstanding - basic as per financial statements	42,529,865
Dilutive effect of stock options	223,998
Dilutive effect of restricted stock units	127,678
Weighted average common shares outstanding - diluted as adjusted	42,881,541

		Three Months Ended September 30, 2022	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021
		(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:		(unaudited)		(unaudited)
Net income attributable to Genco Shipping & Trading Limited		$40,828	$57,132	$129,899	$91,154
+	Net interest expense	1,984	3,918	6,546	12,811
+	Depreciation and amortization	15,582	14,200	44,162	41,409
	EBITDA(1)	$58,394	$75,250	$180,607	$145,374

+	Loss on sale of vessels	-	159	-	894
+	Loss on debt extinguishment	-	4,408	-	4,408
+	Unrealized loss (gain) on fuel hedges	1,871	(30)	112	(81)
	Adjusted EBITDA	$60,265	$79,787	$180,719	$150,595

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	44	43	44	43
Average number of vessels (2)	44.0	40.6	44.0	41.3
Total ownership days for fleet (3)	4,048	3,735	12,002	11,280
Total chartered-in days (4)	302	333	759	1,120
Total available days for fleet (5)	4,106	4,048	11,832	12,289
Total available days for owned fleet (6)	3,803	3,715	11,073	11,169
Total operating days for fleet (7)	4,048	3,990	11,608	12,108
Fleet utilization (8)	97.6%	98.1%	96.3%	98.1%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$23,624	$29,287	$25,425	$20,761
Daily vessel operating expenses per vessel (10)	5,457	5,833	6,545	5,286

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
FLEET DATA:	(unaudited)		(unaudited)
Ownership days
Capesize	1,564.0	1,564.0	4,641.0	4,641.0
Ultramax	1,380.0	970.0	4,084.9	2,520.8
Supramax	1,104.0	1,201.3	3,276.0	3,890.5
Handysize	-	-	-	227.5
Total	4,048.0	3,735.3	12,001.9	11,279.8

Chartered-in days
Capesize	-	-	-	-
Ultramax	114.3	43.3	304.5	387.5
Supramax	187.9	289.8	454.2	732.3
Handysize	-	-	-	-
Total	302.2	333.1	758.7	1,119.8

Available days (owned & chartered-in fleet)
Capesize	1,354.7	1,564.0	3,965.1	4,583.4
Ultramax	1,480.1	997.1	4,272.5	2,883.5
Supramax	1,270.8	1,487.3	3,594.3	4,594.1
Handysize	-	-	-	227.5
Total	4,105.6	4,048.4	11,831.9	12,288.5

Available days (owned fleet)
Capesize	1,354.7	1,564.0	3,965.1	4,583.4
Ultramax	1,365.8	953.8	3,968.0	2,496.0
Supramax	1,082.9	1,197.5	3,140.1	3,861.8
Handysize	-	-	-	227.5
Total	3,803.4	3,715.3	11,073.2	11,168.7

Operating days
Capesize	1,334.9	1,545.3	3,886.4	4,549.2
Ultramax	1,465.8	981.6	4,227.1	2,854.5
Supramax	1,247.0	1,463.5	3,494.9	4,513.3
Handysize	-	-	-	191.3
Total	4,047.7	3,990.4	11,608.4	12,108.3

Fleet utilization
Capesize	97.4%	98.8%	97.0%	99.1%
Ultramax	98.8%	96.9%	97.4%	98.2%
Supramax	96.5%	98.1%	94.2%	97.6%
Handysize	-	-	-	84.1%
Fleet average	97.6%	98.1%	96.3%	98.1%

Average Daily Results:
Time Charter Equivalent
Capesize	$19,233	$30,809	$23,457	$22,829
Ultramax	27,295	23,271	27,308	18,365
Supramax	24,486	31,996	25,526	20,605
Handysize	-	-	-	8,503
Fleet average	23,624	29,287	25,425	20,761

Daily vessel operating expenses
Capesize	$5,329	$6,092	$6,249	$5,590
Ultramax	5,294	5,792	5,707	5,194
Supramax	5,887	5,515	8,017	4,961
Handysize	-	-	-	5,617
Fleet average	5,457	5,833	6,545	5,286

1)
EBITDA represents net income attributable to Genco Shipping & Trading Limited plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)
We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.
7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

8)	We calculate fleet utilization as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days.
9)
We define TCE rates as our voyage revenues less voyage expenses, charter hire expenses, and realized gain or losses on fuel hedges, divided by the number of the available days of our owned fleet during the period. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Our estimated TCE for the fourth quarter of 2022 is based on fixtures booked to date. Actual results may vary based on the actual duration of voyages and other factors. Accordingly, we are unable to provide, without unreasonable efforts, a reconciliation of estimated TCE for the fourth quarter to the most comparable financial measures presented in accordance with GAAP. When we compare our TCE to the Baltic Supramax Index (BSI) in this release, we adjust the BSI for customary commissions.

	Three Months Ended September 30, 2022	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021
Total Fleet	(unaudited)		(unaudited)
Voyage revenues (in thousands)	$135,970	$155,252	$409,961	$363,851
Voyage expenses (in thousands)	39,496	37,797	110,420	109,572
Charter hire expenses (in thousands)	6,952	8,644	19,633	22,405
Realized gain on fuel hedges (in thousands)	326	-	1,622	-
	89,848	108,811	281,530	231,874

Total available days for owned fleet	3,803	3,715	11,073	11,169
Total TCE rate	$23,624	$29,287	$25,425	$20,761

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We provide a full-service logistics solution to our customers utilizing our in-house commercial operating platform, as we transport key cargoes such as iron ore, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Our wholly owned high quality, modern fleet of dry cargo vessels consists of the larger Capesize (major bulk) and the medium-sized Ultramax and Supramax vessels (minor bulk) enabling us to carry a wide range of cargoes. We make capital expenditures from time to time in connection with vessel acquisitions. As of November 9, 2022, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, 15 Ultramax and 12 Supramax vessels with an aggregate capacity of approximately 4,636,000 dwt and an average age of 10.7 years.

The following table reflects Genco’s fleet list as of November 9, 2022:

	Vessel	DWT	Year Built
Capesize
1	Genco Resolute	181,060	2015
2	Genco Endeavour	181,060	2015
3	Genco Liberty	180,387	2016
4	Genco Defender	180,377	2016
5	Genco Constantine	180,183	2008
6	Genco Augustus	180,151	2007
7	Genco Lion	179,185	2012
8	Genco Tiger	179,185	2011
9	Genco London	177,833	2007
10	Baltic Wolf	177,752	2010
11	Genco Titus	177,729	2007
12	Baltic Bear	177,717	2010
13	Genco Tiberius	175,874	2007
14	Genco Commodus	169,098	2009
15	Genco Hadrian	169,025	2008
16	Genco Maximus	169,025	2009
17	Genco Claudius	169,001	2010
Ultramax
1	Genco Freedom	63,671	2015
2	Genco Vigilant	63,671	2015
3	Baltic Hornet	63,574	2014
4	Genco Enterprise	63,473	2016
5	Baltic Mantis	63,470	2015
6	Baltic Scorpion	63,462	2015
7	Genco Magic	63,446	2014
8	Baltic Wasp	63,389	2015
9	Genco Constellation	63,310	2017
10	Genco Mayflower	63,304	2017
11	Genco Madeleine	63,166	2014
12	Genco Weatherly	61,556	2014
13	Genco Mary	61,085	2022
14	Genco Laddey	61,085	2022
15	Genco Columbia	60,294	2016

Supramax
1	Genco Hunter	58,729	2007
2	Genco Auvergne	58,020	2009
3	Genco Rhone	58,018	2011
4	Genco Ardennes	58,018	2009
5	Genco Brittany	58,018	2010
6	Genco Languedoc	58,018	2010
7	Genco Pyrenees	58,018	2010
8	Genco Bourgogne	58,018	2010
9	Genco Aquitaine	57,981	2009
10	Genco Warrior	55,435	2005
11	Genco Predator	55,407	2005
12	Genco Picardy	55,257	2005

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Thursday, November 10, 2022 at 8:30 a.m. Eastern Time to discuss its 2022 third quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (786) 697-3501 or (866) 580-3963 and enter passcode 8740274. A replay of the conference call can also be accessed for two weeks by dialing (866) 583-1035 and entering the passcode 8740274. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward-looking statements are based on our management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii)  weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance, general and administrative expenses, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy, including without limitation the ongoing war in Ukraine; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels;

(xii) the amount of offhire time needed to complete maintenance, repairs, and installation of equipment to comply with applicable regulations on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results are affected by weakness in market conditions and freight and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; (xviii) the relative cost and availability of low sulfur and high sulfur fuel, worldwide compliance with sulfur emissions regulations that took effect on January 1, 2020 and our ability to realize the economic benefits or recover the cost of the scrubbers we have installed; (xix) our financial results for the year ending December 31, 2022 and other factors relating to determination of the tax treatment of dividends we have declared; (xx) the financial results we achieve for each quarter that apply to the formula under our new dividend policy, including without limitation the actual amounts earned by our vessels and the amounts of various expenses we incur, as a significant decrease in such earnings or a significant increase in such expenses may affect our ability to carry out our new value strategy; (xxi) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; (xxii) the duration and impact of the COVID-19 novel coronavirus epidemic, which may negatively affect general global and regional economic conditions; our ability to charter our vessels at all and the rates at which are able to do so; our ability to call on or depart from ports on a timely basis or at all; our ability to crew, maintain, and repair our vessels, including without limitation the impact diversion of our vessels to perform crew rotations may have on our revenues, expenses, and ability to consummate vessel sales, expense and disruption to our operations that may arise from the inability to rotate crews on schedule, and delay and added expense we may incur in rotating crews in the current environment; our ability to staff and maintain our headquarters and administrative operations; sources of cash and liquidity; our ability to sell vessels in the secondary market, including without limitation the compliance of purchasers and us with the terms of vessel sale contracts, and the prices at which vessels are sold; and other factors relevant to our business described from time to time in our filings with the Securities and Exchange Commission; and (xxiii) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent reports on Form 8-K and Form 10-Q. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Apostolos Zafolias
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550